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DOCUMENT IS A COPY OF THE FORM 12b-25 FILED ON NOVEMBER 14,
1995 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.


                              Form 12b-25

[As last amended in Release No. 34-26589, March 2, 1989, 54 F.R.
                             10306.]

             U.S. SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549

                           FORM 12b-25

                   NOTIFICATION OF LATE FILING

[ ] Form 10-K  [  ] Form 20-F  [  ] Form 11-K  [X] Form 10-Q  [ ] Form N-SAR
For Period Ended:        September 30, 1995
                         __________________
[  ] Transition Report on Form 10-K
[  ] Transition Report on Form 20-F
[  ] Transition Report on Form 11-K
[  ] Transition Report on Form 10-Q
[  ] Transition Report on Form N-SAR
For the Transition Period Ended: _________________________
________________________________________________________________

     Nothing in this form shall be construed to imply that the
Commission has verified any information contained herein.
________________________________________________________________

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:__________________________________________________
________________________________________________________________
Part I - Registrant Information
________________________________________________________________

     Full Name of Registrant:      Web Press Corporation
                                   _____________________

     Former Name if Applicable:    ____________________

          Address of Principal Executive Officer:

          22023 68th Avenue South
          _______________________
          (Street and Number)

          Kent, WA        98032
          _____________________
          (City, State and Zip Code)

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________________________________________________________________
Part II - Rules 12b-25 (b) and (c)
________________________________________________________________

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]       (a)  The reasons described in reasonable detail in Part
     III of this form could not be eliminated without unreasonable effort or expense;

[X]       (b)  The subject annual report, semi-annual
     report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[  ]      (c)  The accountant's statement or other exhibit
     required by Rule 12b-25(c) has been attached if applicable.

________________________________________________________________
Part III - Narrative
________________________________________________________________

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

     The company's EDGAR specialist unexpectantly had to take time off from work.
     The company expects to make it's EDGAR filing by November
     22, 1995. It would have been unreasonable to try and find a temporary replacement in such a short period of time.

________________________________________________________________
Part IV - Other Information
________________________________________________________________

     (1) Name and telephone number of person to contact in regard to this notification.

     Wayne R. Marcouiller             206               395-3343
     --------------------          _____________________________
      (Name)                       (Area Code) (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was re quired to file such report(s) been filed? If the answer is no, identify report(s)
                                                 [X] Yes  [  ] No

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     (3)  Is it anticipated that any significant change in
results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                 [X] Yes  [  ] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                      Web Press Corporation
          ____________________________________________
          (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date November 14, 1995
     _________________
By   /s/ Wayne R. Marcouiller, President


INSTRUCTION:   The form may be signed by an executive officer of
the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.
________________________________________________________________

                            ATTENTION

     Intentional misstatements or omissions of fact constitute
Federal Criminal Violations (See 18 U.S.C. 1001).
________________________________________________________________

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________________________________________________________________

                      GENERAL INSTRUCTIONS

     1.   This form is required by Rule 12b-25 (17 CFR 240, 12b-
25) of the General Rules and Regulations under the Securities
Exchange Act of 1934.

     2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the Form will be made a matter of the public record in the Commission files.

     3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

     4. Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.


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